Exhibit 99.01

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Colleen Lacter	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-7611	650-527-5523
colleen_lacter@symantec.com	hcorcos@symantec.com

SYMANTEC ANNOUNCES DEPARTURE OF PRESIDENT OF PRODUCTS AND SERVICES

MOUNTAIN VIEW, Calif. – November 11, 2013 – Symantec Corp. (Nasdaq: SYMC) today announced that Francis deSouza, president of products and services, will leave the company on December 1st to become President of Illumina, based in San Diego, Calif. Symantec’s products and services leadership team will now report to the company’s President and CEO, Steve Bennett.

“Francis made a substantial impact during the seven years he was at Symantec, helping guide the development and restructuring of our product portfolio,” said Steve Bennett, president and chief executive officer, Symantec. “We wish Francis every success in his new position.”

“We are confident in our strategy and have made significant progress in our company transformation. We‘ve improved our existing point solution offerings, built dedicated teams to create and refine the new integrated offerings, and have attracted lighthouse customers as early adopters of our new offerings. I look forward to working more directly with the products and services team to ensure that we are delivering for our customers.” Bennett added.

“It’s been a privilege to work at Symantec on protecting individuals, companies and governments. Looking ahead, the talent of the Symantec team, innovative offering roadmaps and deep partner relationships position the company very well to extend its leadership in solving customers’ most important problems,” said Francis deSouza.

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About Symantec

Symantec protects the world’s information, and is the global leader in security, backup and availability solutions. Our innovative products and services protect people and information in any environment – from the smallest mobile device, to the enterprise data center, to cloud-based systems. Our industry-leading expertise in protecting data, identities and interactions gives our customers confidence in a connected world. More information is available at www.symantec.com or by connecting with Symantec at: go.symantec.com/socialmedia.

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